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             FORM OF SHAREHOLDER SERVICES AGREEMENT



Dear Sirs:



You wish to enter into an Agreement with Waterhouse Investors Cash
Management Fund, Inc., a registered investment company, as defined in the Investment Company Act of 1940, as amended (the "Act"), (hereinafter referred to as the "Fund") with certain  portfolios (each a "Portfolio",
collectively the "Portfolios"), for servicing shareholders of            , and
administering shareholder accounts in the Fund.

The terms and conditions of this Agreement are as follows:

1. You agree to provide shareholder and administrative services for your clients who own shares of the Fund ("clients"), which services may include, without limitation: providing general shareholder liaison services, including responding to shareholder inquiries; assisting to the extent necessary with the transmission of semi-annual and annual reports and annual tax reporting information to shareholders; assisting clients in changing dividend options, account designations and addresses; performing sub- accounting; establishing and maintaining shareholder accounts and records; providing periodic statements and/or reports showing a client's account balance and integrating such statements with those of other transactions and balances in the client's other accounts serviced by you; arranging for bank wires; and providing such other information and services as the Fund reasonably may request, to the extent you are permitted by applicable statute, rule or regulation. You represent and warrant to, and agree with the Fund, that the compensation payable to you hereunder, together with any other compensation payable to you by clients in connection with the investment of their assets in shares of the Fund, will be properly disclosed by you to your clients, will be authorized by your clients and will not result in an excessive or unauthorized fee to you. You will act solely as agent for, upon the order of, and for the account of, your clients.

2. You shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in your business, or all or any personnel employed by you) as is necessary or beneficial for providing information and services to the Fund's shareholders, and to assist the Fund in servicing accounts of clients. You shall transmit promptly to clients all communications sent to you for transmittal to clients by or on behalf of the Fund, or the Fund's investment adviser, distributor, custodian or transfer or dividend disbursing agent.

3. You agree that neither you nor any of your employees or agents are authorized to make any representation concerning the Fund, the Portfolios or the shares of the Fund, except those contained in the then current

Prospectus or Statement of Additional


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Information ("SAI") for such Fund, copies of which will be supplied by the
Fund to vou in reasonable quantities upon request. You shall have no authority to act as agent for the Fund.

4. This agreement may be amended only by written instruments signed by both parties.

5. This Agreement is terminable without penalty upon 15 days' notice by either party. In addition, the Fund may terminate this Agreement as to any or all Portfolios immediately, without penalty, if the present investment adviser of such Portfolio(s) ceases to serve the Portfolio(s) in such capacity. Notwithstanding anything contained herein, if you fail to perform the shareholder servicing and administrative functions contemplated herein by the Fund, this Agreement shall be terminable effective upon receipt of notice thereof by you. This Agreement also shall terminate automatically in the event of its assignment (as defined in the Act).

6. In consideration of the services and facilities described herein, you shall be entitled to receive from the Fund, and the Fund agrees to pay to you, the fees described as payable to you in the Fund's Shareholder Services Plan and Prospectus and related Statement of Additional Information. You understand that any payments pursuant to this Agreement shall be paid only so long as this Agreement and such Plan are in effect. You agree that no Director, officer or shareholder of the Fund shall be liable individually for the performance of the obligations hereunder or for any such payments.

7. You agree to comply with and to provide to the Fund such information relating to your services hereunder as may be required to be maintained by the Fund, under applicable federal or state laws, and the rules, regulations, requirements or conditions of applicable regulatory and self-regulatory agencies or authorities.

8. This Agreement shall not constitute either party the legal representative of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or in the name of or on behalf of the other party.

9. All notices or other communications hereunder to either party shall be in writing and shall be deemed sufficient if mailed to such party at the address of such party set forth on page four of this Agreement or at such other address as such party may be designated by written notice to the other or by telex, telecopier, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein).


10. This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

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For Waterhouse Investors Cash Management, Inc.
One Exchange Place
Tenth Floor
Boston, MA 02109




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